RECEIVABLES PURCHASE AGREEMENT

dated as of December 10, 2010

among

ARMSTRONG RECEIVABLES COMPANY LLC,

as Seller

ARMSTRONG WORLD INDUSTRIES, INC.,

as Servicer

ATLANTIC ASSET SECURITIZATION LLC,

as Conduit Purchaser

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent,

Related Committed Purchaser and LC Bank

TABLE OF CONTENTS
Page

ARTICLE I	AMOUNTS AND TERMS OF THE PURCHASES	1

Section 1.1	Purchase Facility	1

Section 1.2	Making Purchases	3

Section 1.3	Purchaser’s Interest Computation	5

Section 1.4	Settlement Procedures	6

Section 1.5	Fees	11

Section 1.6	Payments and Computations, Etc	11

Section 1.7	Increased Cost and Reduced Return	11

Section 1.8	Requirements of Law	13

Section 1.9	Funding Losses	13

Section 1.10	Taxes	13

Section 1.11	Inability to Determine Euro-Rate	15

Section 1.12	Letters of Credit	16

Section 1.13	Issuance of Letters of Credit	16

Section 1.14	Requirements For Issuance of Letters of Credit	17

Section 1.15	Disbursements, Reimbursement	18

Section 1.16	Repayment of Participation Advances	19

Section 1.17	Documentation	19

Section 1.18	Determination to Honor Drawing Request	20

Section 1.19	Nature of Participation and Reimbursement Obligations	20

Section 1.20	Letter of Credit Amounts	22

Section 1.21	Source of Funds	22

Section 1.22	Indemnity	22

Section 1.23	Liability for Acts and Omissions	22

Section 1.24	Termination of Commitments	24

ARTICLE II	REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS	25

Section 2.1	Representations and Warranties; Covenants	25

Section 2.2	Termination Events	25

Section 2.3	LC Wind-Down Events	25

Section 2.4	Seller’s Rights upon Termination	25

ARTICLE III	INDEMNIFICATION	26

Section 3.1	Indemnities by the Seller	26

Section 3.2	Indemnities by the Servicer	28

ARTICLE IV	ADMINISTRATION AND COLLECTIONS	28

Section 4.1	Appointment of the Servicer	28

Section 4.2	Duties of the Servicer	29

Section 4.3	Account Arrangements	30

Section 4.4	Enforcement Rights	31

Section 4.5	Responsibilities of the Seller	32

Section 4.6	Servicing Fee	33

Section 4.7	Annual Servicing Report of Independent Public Accountants	33

ARTICLE V	THE AGENTS	34

Section 5.1	Appointment and Authorization	34

Section 5.2	Delegation of Duties	34

Section 5.3	Exculpatory Provisions	34

Section 5.4	Reliance by Agents	35

Section 5.5	Notice of Termination Events	35

Section 5.6	Non-Reliance on Administrative Agent and Other Purchasers	35

Section 5.7	Administrative Agents and Affiliates	36

Section 5.8	Indemnification	36

Section 5.9	Successor Administrative Agent	36

ARTICLE VI	MISCELLANEOUS	37

Section 6.1	Amendments, Etc	37

Section 6.2	Notices, Etc	37

Section 6.3	Successors and Assigns; Participations; Assignments	38

Section 6.4	Costs, Expenses and Taxes	41

Section 6.5	No Proceedings; Limitation on Payments	42

Section 6.6	GOVERNING LAW AND JURISDICTION	43

Section 6.7	Confidentiality	43

Section 6.8	Execution in Counterparts	44

Section 6.9	Survival of Termination	44

Section 6.10	WAIVER OF JURY TRIAL	44

Section 6.11	Sharing of Recoveries	44

Section 6.12	Right of Setoff	45

Section 6.13	Entire Agreement	45

Section 6.14	Headings	45

Section 6.15	Purchasers’ Liabilities	45

Section 6.16	Limited Recourse	45

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TABLE OF CONTENTS
continued

EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts and Collection Account Banks and Collection Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Actions and Proceedings
SCHEDULE V	Special Concentration Limits
SCHEDULE VI	Group Commitments
SCHEDULE VII	Account Information

ANNEX A	Form of Servicer Report
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Paydown Notice
ANNEX E	Form of Transfer Supplement
ANNEX F	Form of Compliance Certificate
ANNEX G	Form of Letter of Credit Application

ii

This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 10, 2010, among ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company, as seller (the “Seller”), ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (“Armstrong”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”) and collection agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collection Agent”), ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (“Atlantic”), as Conduit Purchaser (in such capacity, the “Conduit Purchaser”), and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent (in such capacity, the “Administrative Agent”), Related Committed Purchaser for Atlantic (in such capacity, the “Related Committed Purchaser”), and as issuer of Letters of Credit (in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS.  Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I.  References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

WHEREAS, the Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) The Seller may, from time to time before the Facility Termination Date, request that:

(i) the Conduit Purchaser makes purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchaser’s Interest, and in the event that the Conduit Purchaser denies such request, is unable to fund (and provides notice of such denial or inability to the Seller and the Administrative Agent) or otherwise does not make such requested purchase or reinvestment, then the Related Committed Purchasers shall make such purchase or reinvestment to the extent not made by the Conduit Purchaser in accordance with and subject to the terms hereof; and

(ii) the LC Bank cause the Issuance of Letters of Credit, and in the event that any such request is made, the LC Bank shall cause such an Issuance in accordance with and subject to Section 1.17(b) and the other terms hereof

(each such purchase, reinvestment or Issuance is referred to herein as a “Purchase”).  Subject to Section 1.4(b), concerning reinvestments, at no time will the Conduit Purchaser have any obligation to make a Purchase.

Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, (x) to make Participation Advances in connection with any draws under such Letters of Credit equal to such Related Committed Purchaser’s Commitment Percentage of such draws, and (y) to make purchases of, and reinvestments in, undivided percentage ownership interests with regard to the Purchaser’s Interest from the Seller, in each case from time to time from the date hereof to the Facility Termination Date (based on its Commitment Percentage).

(b) Notwithstanding Section 1.1(a), under no circumstances shall any Purchaser make any Purchase (including, without limitation, any mandatory deemed Purchases pursuant to Section 1.1(c)) if, after giving effect to such Purchase:

(i) the sum of the aggregate of such Purchaser’s Capital plus such Purchaser’s ratable share of the LC Participation Amount would exceed  the Commitment set forth opposite its name on the signature page hereto, as the same may be reduced from time to time pursuant to Section 1.1(d) (or, in the case of the Conduit Purchaser, the aggregate of the Conduit Purchaser’s Capital, together with the Capital and ratable share of the LC Participation Amount of its Related Committed Purchasers, would exceed the aggregate of the Commitments of its Related Committed Purchasers),

(ii) the Aggregate Capital plus the LC Participation Amount would (after giving effect to all Purchases on such date) exceed the Purchase Limit, or

(iii) the Purchaser’s Interest would exceed 100%.

(the conditions set forth in (i)-(iii) above, the “Relevant Conditions”).

In addition to the foregoing, under no circumstances shall the LC Bank cause the Issuance of any Letter of Credit (including, without limitation, any reinstatement or extension of any Letter of Credit) if, after giving effect to such Issuance, the sum of the Aggregate Capital plus the LC Participation Amount exceeds the Purchase Limit.

(c) In the event that the Seller fails to fully reimburse the LC Bank for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor at such time, out of the LC Collateral Account, or otherwise) pursuant to Section 1.15 below, and (ii) the conditions precedent to making a Purchase hereunder (including the Relevant Conditions) are satisfied, the Seller shall (without the requirement of any further action on the part of any Person hereunder) be deemed to have requested a Purchase from the Conduit Purchaser (and delivered the related Purchase Notice) on such date, pursuant to the terms hereof, in an amount equal to the amount of such drawing that remains unreimbursed at such time (a “Reimbursement Purchase”). Subject to the limitations on funding set forth in this Section 1.1 (and the other requirements and conditions herein), the Conduit Purchaser or Related Committed Purchasers, as applicable, shall fund such Reimbursement Purchase and deliver the proceeds thereof directly to the Administrative Agent to be immediately distributed to the LC Bank in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.15 below.  All such Reimbursement Purchases shall accrue Discount from the date of such draw.  In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Reimbursement Purchases shall expire with respect to such Letter of Credit and the LC Participation Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.

(d) The Seller may, upon at least 30 days’ written notice to the Administrative Agent, reduce the unfunded portion of the Purchase Limit in whole or in part (but not below the amount which would cause the sum of (x) aggregate Capital of the Purchasers plus (y) the LC Participation Amount to exceed the aggregate Commitment of the Purchasers (after giving effect to such reduction); provided that each partial reduction shall be in the amount of at least $25,000,000 or an integral multiple in excess thereof and, unless terminated in whole, the Purchase Limit shall in no event be reduced below $75,000,000.  Any such reduction shall automatically reduce the Commitments of the Related Committed Purchasers ratably, based upon the Commitments of each such Related Committed Purchaser.  The Administrative Agent shall advise the Purchasers of any notice received by it pursuant to this Section 1.1(d).  In addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder, no such reduction shall be effective unless and until the amount on deposit in the LC Collateral Account is at least equal to the excess of (i) the then-outstanding LC Participation Amount over (ii) the Purchase Limit as so reduced by such partial reduction.

Section 1.2 Making Purchases.

(a) Each Purchase with regard to the Purchaser’s Interest hereunder (other than with respect to any reinvestment, Issuance of a Letter of Credit, or Reimbursement Purchase) shall be made upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrative Agent in accordance with Section 6.2, which notice must be received by the Administrative Agent before 11:00 a.m., New York City time, at least two Business Days prior to the requested Purchase Date.  Each such notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $5,000,000 (or such lesser amount as agreed to by the Administrative Agent on behalf of the Conduit Purchaser) and shall be in integral multiples of $1,000,000, (B) the date of such Purchase (which shall be a Business Day) and (C) a pro forma calculation of the Purchaser’s Interest after giving effect to the increase in the Aggregate Capital.

(b) On the date of each Purchase of undivided percentage ownership interests with regard to the Purchaser’s Interest hereunder (other than with respect to any reinvestment, Issuance of a Letter of Credit, or Reimbursement Purchase), the Conduit Purchaser (or the Administrative Agent on its behalf) or the Related Committed Purchasers, as applicable, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at the account specified in Schedule VII (or such other account as may be so designated in writing by the Seller to the Administrative Agent), an amount equal to the proceeds of such Purchase.

(c) Effective on the date of each Purchase (other than with respect to the Issuance of a Letter of Credit), the Seller hereby sells and assigns to the Administrative Agent for the benefit of the Purchasers (ratably, based on each Purchaser’s Capital) an undivided percentage ownership interest in, to the extent of the Purchaser’s Interest: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and their assigns, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising:

(i) all Pool Receivables,

(ii) all Related Security with respect to such Pool Receivables,

(iii) all Collections with respect to such Pool Receivables,

(iv) the Lock-Box Accounts and the Collection Accounts and all amounts on deposit therein relating to the Pool Receivables, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and the Collection Accounts and amounts on deposit therein relating to the Pool Receivables,

(v) the LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the LC Collateral Account and amounts on deposit therein,

(vi) all rights (but none of the obligations) of the Seller under the Sale Agreement,

(vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing, and

(viii) all of its other property (collectively, the “Pool Assets”);

provided, that upon receipt by the Seller of the Repurchase Price with respect to any Pool Receivables in accordance with Section 3.3 of the Sale Agreement, such Pool Receivable and all Related Security and Collections with respect thereto immediately shall cease to constitute Pool Assets and the Administrative Agent shall at the request of the Seller release, assign and convey, as applicable, to the Seller or its designee, without representation or warranty, but free and clear of any Adverse Claims, all right, title and interest in such Pool Asset and all Related Security.

The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.  The Administrative Agent (on behalf of the Purchasers and their assigns) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrative Agent and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

(e) The Seller may, with the written consent of the Administrative Agent on behalf of the Conduit Purchaser and the LC Bank, add additional Persons as Related Committed Purchasers or cause an existing Related Committed Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however that the Commitment of any Related Committed Purchaser may only be increased with the prior written consent of such Purchaser.  Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall be executed by the Conduit Purchaser, the LC Bank and the Administrative Agent).

(f) Each Related Committed Purchaser’s obligations hereunder shall be several, but the failure of any Related Committed Purchaser to make a payment in connection with any Purchase hereunder, or Participation Advance hereunder, as the case may be, shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any such Purchase or such Participation Advance.  Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Purchase or Participation Advance as required hereunder, upon receipt of notice of such failure from the Administrative Agent, subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers shall fund the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase or Participation Advance (net of any amounts funded by such defaulting Related Committed Purchaser in respect of such Purchase or Participation Advance) pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser), up to the amount that would cause the sum of such Related Committed Purchaser’s Capital plus its ratable share of the LC Participation Amount to equal its Commitment hereunder.

Section 1.3 Purchaser’s Interest Computation.  The Purchaser’s Interest shall initially be computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, such Purchaser’s Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than an Amortization Day. From and after the occurrence of any Amortization Day, the Purchaser’s Interest shall (until the event(s) giving rise to such Amortization Day are cured or are waived by the Administrative Agent in accordance with Section 2.2) be deemed to be 100%. The Purchaser’s Interest shall become zero when (a) the Aggregate Capital has been reduced to zero and all Aggregate Discount thereon shall have been paid in full, (b) the LC Participation Amount has been Cash Collateralized in full or all Letters of Credit shall have expired or been cancelled, and (c) all other amounts owed by the Seller and the Servicer hereunder to the Purchasers, the LC Bank, the Servicer, the Administrative Agent and any other Indemnified Party or Affected Person are paid in full.  Notwithstanding the foregoing, nothing in this Section 1.3 shall be construed to require the Seller, the Servicer or any Affiliate thereof to make actual computations on a daily basis or to deliver to the Purchasers or the Administrative Agent a writing setting forth any computation, recomputation or deemed recomputation effected under this Section 1.3, except as expressly required pursuant to this Agreement.

     Section 1.4 Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement and the Intercreditor Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Amortization Day and current computations of the Purchaser’s Interest.

(b) The Servicer shall, on each Business Day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer or are deposited into the Lock-Box Accounts, deposit all such Collections into a Collection Account and allocate such Collections in the following order of priority:

(i) The Servicer shall set aside and hold in trust (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) for the benefit of each Purchaser (or, in the case of amounts described in clause (A), the Servicer), out of such Collections, the following amounts in the following order of priority:

(A)
first, an amount equal to the excess of (x) the amount of any Servicing Fee that has accrued through such day and that remains unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Servicing Fee;

(B)
second, ratably, (i) an amount equal to the excess of (x) the amount of any Aggregate Discount that has accrued through such day and that remains unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Aggregate Discount, and (ii) an amount equal to the excess of (x) the amount of any LC Fee that has accrued through such day and that remains unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid LC Fee;

(C)
third, an amount equal to the excess of (x) the amount of any Yield Protection Fees that have accrued through such day and that remain unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Yield Protection Fee; and

(D)
fourth, an amount equal to the excess of (x) the amount of any Fee Letter Fees (other than the LC Fee) that have accrued through such day and that remain unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Fee Letter Fees (other than the LC Fee).

(ii) If such day is an Amortization Day, the Servicer shall allocate, set aside, segregate and hold in trust (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) for the benefit of the Purchasers, all remaining Collections.

(iii) In the event that (a) any Conduit Purchaser has delivered a notice (a “Declining Notice”) to the Administrative Agent and the Servicer stating that it no longer wishes Collections with respect to any Portion of Capital funded or maintained by it to be reinvested pursuant to this Section 1.4(b) (a “Declining Purchaser”) and there is any outstanding Capital with respect to such Conduit Purchaser, or (b) the Scheduled Termination Date with respect to any Related Committed Purchaser has occurred (an “Exiting Purchaser”, and such Scheduled Termination Date, the “Exit Date”) and there is any outstanding Capital with respect to such Related Committed Purchaser, the Servicer shall allocate, set aside, segregate and hold in trust (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) for the benefit of such Declining Purchaser or Exiting Purchaser, as applicable, all of such Purchaser’s ratable share of remaining Collections (based on the portion of the Aggregate Capital attributable to such Purchaser, provided, that solely for purposes of this subclause (iii), a Declining Purchaser’s Capital shall be deemed to remain constant from the date a Declining Notice is delivered the Administrative Agent and the Servicer, and an Exiting Purchaser’s Capital shall be deemed to remain constant from its Scheduled Termination Date, in each case until the date on which sufficient amounts have been set aside for the benefit of such Declining Purchaser or Exiting Purchaser, as applicable, in order to reduce such Purchaser’s Capital to zero) up to the amount necessary to reduce such Purchaser’s Capital to zero on the next Settlement Date; provided that, in the event that any such Collections are so set aside for the benefit of a Declining Purchaser or Exiting Purchaser and, prior to the distribution of such Collections to such Declining Purchaser or Exiting Purchaser on the related Settlement Date, such Purchaser ceases to be a Declining Purchaser or Exiting Purchaser, as applicable, such Collections shall be reinvested pursuant to subclause (iv) below.

(iv) Subject to Section 1.4(f), any remaining Collections shall be remitted to the Seller, on behalf of each Purchaser (ratably, according to each Purchaser’s Capital).  Such remainder shall, to the extent representing a return of the Aggregate Capital, be reinvested automatically in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchaser’s Interest would exceed 100% after giving effect to any such reinvestment, then the Servicer shall instead set aside and hold in trust for the benefit of the Purchasers (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) the portion of such Collections that shall equal the amount necessary to reduce the Purchaser’s Interest to 100%.

(c) On each Settlement Date, the Servicer shall, in accordance with the priorities set forth in Section 1.4(d) below, allocate the Collections that have been retained pursuant to clause (b), (f) and (g) of Section 1.4 during the Settlement Period relating to such Settlement Date, and any such Collections that are allocated to a Purchaser in accordance therewith shall (i) be deposited on such Settlement Date into such Purchaser’s account (as specified in Schedule VII, as such Schedule VII may be modified from time to time by the Administrative Agent by reasonable notice to the Seller and the Servicer), or (ii) be paid to the Administrative Agent in accordance with Section 1.5, as applicable.  Notwithstanding the foregoing, if such day is not an Amortization Day and the Administrative Agent has not notified the Servicer that such right is revoked, the Servicer may pay itself the portion of the Collections set aside pursuant to subclause (b)(i)(A).  Within two Business Days of the last day of each Yield Period, the Administrative Agent will notify the Servicer of the amount of the Discount accrued with respect to each such Portion of Capital during such related Yield Period or portion thereof.

(d) On each Settlement Date, the Servicer shall distribute the amounts described in Section 1.4(c) as follows:

(i) The amounts retained pursuant to Sections 1.4(b)(i) during the related Settlement Period shall be distributed in the following order of priority:

(A)
first, if the Servicer has set aside amounts pursuant to subclause (b)(i)(A) above and has not paid itself such amounts pursuant to clause (c) above, to the Servicer’s own account in payment of any accrued and unpaid Servicing Fees owing to the Servicer as of the last day of the related Settlement Period;

(B)
second, ratably, (x) to each Purchaser pro rata (based on the Discount owing to the Purchasers on such Settlement Date), the Discount that accrued on such Purchaser’s Portions of Capital prior to or during the related Settlement Period and that remains unpaid as of such Settlement Date, and (y) to the LC Bank, any LC Fee that accrued prior to or during the related Settlement Period and that remains unpaid as of such Settlement Date;

(C)
third, to each Purchaser pro rata (based on the Yield Protection Fees owing to the Purchasers on such Settlement Date), the Yield Protection Fees that accrued with respect to such Purchaser prior to or during the related Settlement Period and that remain unpaid as of such Settlement Date; and

(D)
fourth, to each Purchaser and the Administrative Agent pro rata (based on the Fee Letter Fees (other than the LC Fee) owing to the Purchasers and the Administrative Agent on such Settlement Date), the Fee Letter Fees (other than the LC Fee) that accrued prior to or during the related Settlement Period and that remain unpaid as of such Settlement Date; and

(ii) Any amounts that were set aside during the related Settlement Period pursuant to subclause (b)(ii) or the proviso in clause (b)(iv) shall be distributed in the following order of priority:

(A)
first, to the LC Collateral Account for the benefit of the Administrative Agent (for the benefit of the LC Bank and the Related Committed Purchasers), (x) if such distribution occurs on an Amortization Day, the amount necessary to cause the LC Participation Adjusted Amount to equal zero, and (y) otherwise, the lesser of (I) the amount necessary to cause the LC Participation Adjusted Amount to equal zero and (II) the amount necessary to reduce the Purchaser’s Interest to 100% (after giving effect to such distribution to the LC Collateral Account);

(B)
second, to the Purchasers pro rata (based upon the outstanding Capital with respect to each such Purchaser) as payment in respect of outstanding Capital, (x) if such distribution occurs on an Amortization Day, the amount necessary to reduce such Purchasers’ Capital to zero and (y) otherwise, the lesser of (I) the amount necessary to reduce such Purchasers’ Capital to zero and (II) the amount necessary to reduce the Purchaser’s Interest to 100% (after giving effect to the distribution of such amount to the Purchasers and any distributions in the subclauses above);

(C)
third, to the Purchasers, the Administrative Agent and any other Indemnified Party or Affected Person pro rata (based on the amounts payable to each such Person pursuant this clause third), any other amounts owed to such Persons by the Seller hereunder; and

(D)	fourth, any remaining Collections shall be paid to the Seller for its own account.

(iii) Any amounts that have been set aside during the related Settlement Period pursuant to subclause (b)(iii) for the benefit of any Exiting Purchaser or Declining Purchaser and that remain available to be paid to such Existing Purchaser or Declining Purchaser shall be distributed to such Exiting Purchaser or Declining Purchaser.

(iv) Any remaining Collections shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) in the event that any Net Reduction Amount is paid in cash by any Originator pursuant to Section 3.3 of the Sale Agreement, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Net Reduction Amount and shall promptly (and in any event within three Business Days) pay such Net Reduction Amount to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;

(ii) in the event that any Repurchase Price is paid in cash by any Originator pursuant to Section 3.3 of the Sale Agreement in respect of any Pool Receivable, the Seller shall be deemed to have received on the date of such payment a Collection in respect of such Pool Receivable in the amount of such payment and shall promptly (and in any event within two Business Days of receipt thereof) deposit such amounts into the Collection Account for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to subclause (i) or (ii) of this clause (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clause (i) or (ii) above or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Pool Receivable shall be applied to the Pool Receivables of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, unless such Obligor designates in writing its payment for application to specific Pool Receivables; and

(iv) if and to the extent the Administrative Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder and pays over such amount, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:

(i) the Seller shall give the Administrative Agent and the Servicer written notice in substantially the form of Annex D (each, a “Paydown Notice”) at least two Business Days prior to the date of such reduction, which notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall retain (as directed by the Seller) (i) all or a portion of the Collections that would otherwise be available to be reinvested pursuant to the terms hereof and (ii) any other amounts that do not constitute Collections that the Seller allocates for such purpose until the aggregate amount so retained is equal to the desired amount of reduction; and

(iii) the Servicer shall hold such Collections and other amounts in trust for the benefit of each Purchaser, and on the next Settlement Date (or such other date as agreed to by the Administrative Agent) such Collections and other amounts shall be paid ratably (based on the Capital of each Purchaser on such Settlement Date) to each Purchaser in order to reduce the Aggregate Capital.  Any such Collections that are so allocated to a Purchaser shall be deposited into such Purchaser’s account, as specified in Schedule VII hereto (as such Schedule VII may be modified from time to time by the Administrative Agent by reasonable notice to the Seller and the Servicer), provided, that the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000, and the entire Aggregate Capital after giving effect to such reduction shall be not less than $5,000,000 (unless the Aggregate Capital shall have been reduced to zero).

(g) If on any day the LC Collateral Amount exceeds the sum of the LC Participation Amount and the amount of any outstanding Participation Advances (including any Discount accrued thereon) (the “LC Obligations”), the Servicer shall, on the written request of the Seller (which request shall be copied to the Administrative Agent), on the next Settlement Date withdraw funds on deposit in the LC Collateral Account up to an amount necessary to reduce the LC Collateral Amount to equal the LC Obligations, and allocate such funds pursuant to Section 1.4(d) on such Settlement Date as Collections hereunder.

Section 1.5 Fees.  The Seller shall pay to the Administrative Agent for the benefit of the applicable Purchasers, in accordance with the provisions set forth in Section 1.4(d), certain fees (the “Fee Letter Fees”) in the amounts and on the dates set forth in one or more letters, dated the Closing Date, each such letter (as amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”) among the Servicer, the Seller, and the Administrative Agent.

       Section 1.6 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the account or accounts listed on Schedule VII (as such Schedule VII may be modified from time to time by the Administrative Agent by reasonable notice to the Seller and the Servicer).  All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand and, in the case of the Seller, in accordance with Section 1.4.

(c) All computations of interest under clause (b) and all computations of Discount, Fee Letter Fees, Servicing Fees, Yield Protection Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7 Increased Cost and Reduced Return.

(a) If, after the date hereof, the Administrative Agent, any Purchaser, Liquidity Provider or Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with (i) FAS 166/167, (ii) any law, rule, regulation, generally accepted accounting principle or any change therein or in the interpretation or application thereof, or (iii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or adopted or occurring after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person reasonably determines that the increase in the amount of such capital is attributable to the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or issue any Letter of Credit or any related liquidity facility, credit enhancement facility or other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrative Agent), the Seller shall pay to the Administrative Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.  A certificate (including the certificate contemplated in Section 1.7(c), an “Increased Costs Certificate”) as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

    (b) If, after the date hereof, due to either: (i) FAS 166/167, (ii) the introduction of or any change in or in the interpretation of any law, regulation or rule or (iii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or adopted or occurring after the date hereof, there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchaser’s Interest (or its portion thereof) in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield.  A certificate (including the certificate contemplated in Section 1.7(c), a “Euro-Dollar Certificate”) as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) Within a reasonable time after any Affected Person has actual knowledge that it is subject to increased capital requirements or incurs other increased costs pursuant to this Section 1.7, such Affected Person shall notify the Servicer of such fact by submitting a certificate specifying the applicable law, regulation, guideline or request causing such increased costs, the amount of compensation requested, and the basis of the calculation thereof.

(d) For the avoidance of doubt, (i) any increase in cost and/or reduction in yield caused by regulatory capital allocation adjustments due to Statements of Financial Accounting Standards Nos. 166 and 167 (or any future statements or interpretations issued by the Financial Accounting Standards Board or any successor thereto) (collectively, “FAS 166/167”), or (ii) any interpretation by the Financial Accounting Standards Board, or any other change in foreign or domestic generally accepted accounting principles, that would require the consolidation of some or all of the assets and liabilities of any Conduit Purchaser with those of any of Crédit Agricole, the Administrative Agent, any Conduit, any bank, any entity that enters into a commitment to purchase any interest in the Purchaser’s Interest or any entity that provides liquidity or credit enhancement, shall be covered by this Section 1.7.

(e) The Seller shall not be under any obligation to compensate any Affected Person under this Section 1.07 with respect to any such increased costs that arose during any period during the date that is prior to 180 days prior to such Affected Person’s increased Costs Certificate being delivered to the Seller, provided that the foregoing limitation shall not apply to any increased costs arising out of the retroactive application of any Change in Law within such 180-day period.

Section 1.8 Requirements of Law.  If, after the date hereof, any Affected Person determines that the existence of or compliance with (a) the introduction of or any change in or in the interpretation of any law, regulation, rule or generally accepted accounting principle or (b) any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made or issued after the date of this Agreement:

(i)           does or shall subject such Affected Person to any increase in the Purchaser’s Interest (or its portion thereof) or in the amount of Capital relating thereto,

(ii)           does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, Purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, and the result of any of the foregoing is: (1) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to, or issuing any Letter of Credit in respect of, the Purchaser’s Interest (or interests therein) or any Portion of Capital, or (2) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable.  All such amounts shall be payable on demand.

Section 1.9 Funding Losses.  The Seller shall compensate each Affected Person, upon written request by such Person, for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the Euro-Rate, less amounts earned on reinvestment of such funds, and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate if, for any reason, after the applicable request by the Seller to fund or maintain such Portion of Capital at an interest rate determined by reference to the Euro-Rate, such funding or maintenance does not occur on a date specified therefor.

Section 1.10 Taxes.  The Seller agrees that:

(a) Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction for any Taxes, except to the extent such Taxes are imposed by law.  In the event that any Taxes are imposed by law and required to be withheld from any payment required to be made by the Seller to any Affected Person under any Transaction Document, then:

(i) if such Taxes are Taxes other than Excluded Taxes (all such Taxes other than Excluded Taxes shall hereinafter be referred to as “Indemnified Taxes”), the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein or in such other Transaction Document; and

(ii) the Seller shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes to the extent required by applicable law.

        (b) In addition, the Seller shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) Whenever any Indemnified Taxes are paid by the Seller, as promptly as reasonably practicable thereafter, the Seller shall send to the Administrative Agent for its own account or for the account of any Affected Person, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person.  If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Seller shall indemnify the Administrative Agent and/or any other Affected Person, as applicable, for any incremental Taxes, interest or penalties that may become payable by such party as a result of any such failure

(d) The Seller shall indemnify each Affected Person, within ten days after written demand therefor, for the full amount of any Indemnified Taxes levied, imposed or assessed on (and whether or not paid directly by) such Affected Person on or with respect to any payment by or on account of any obligation of the Seller hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  None of Sections 1.7, 3.1, 3.2 or 6.4 shall apply to Taxes, which shall be governed exclusively by this Section 1.10.

(e) If an Affected Person determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Seller, it shall pay over such refund to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 1.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Seller, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority.  This Section 1.10 shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

(f) If an Affected Person requests indemnification or repayment under this Section 1.10, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the Administrative Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

(g) To the extent legally entitled, each Affected Person shall, immediately upon becoming a party hereto, and thereafter upon the reasonable request of the Seller, furnish to the Seller a duly executed and completed copy of Internal Revenue Service Form W-9, W-8 BEN, W-8 ECI or W-8 IMY, or successor forms (as applicable), and such other forms, certificates, statements or documents reasonably requested by Seller as evidence of such Affected Person’s exemption from the withholding of United States tax with respect thereto.  Each Affected Person promptly shall notify the Seller of any change in circumstance which would modify or render invalid any claimed exemption from withholding after such Affected Person’s knowledge thereof.

(h) Upon the written request of the Seller, any Affected Person claiming or which would be entitled to claim a right to receive payment under this Section 1.10 shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 1.10 in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and the effectuation of such assignment would not otherwise be disadvantageous to such Affected Person.  The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.

(i) The Seller, each Affected Person and each Participant acknowledge and agree that it is their mutual intent that, solely for U.S. federal and all applicable state and local income and franchise Tax purposes, the acquisition of an interest in the Receivables Pool pursuant to this Agreement shall be treated as debt financing provided to the Seller secured by the Receivables Pool.  Further, each of the Seller, each Affected Person and each Participant (respectively) covenants to the Seller and every other Affected Person and Participant to adhere to, and take no action inconsistent with, the aforementioned treatment for U.S. federal and all applicable state and local income and franchise Tax purposes in all Tax filings, reports and returns and otherwise, except (and solely to the extent) otherwise required by applicable law.

Section 1.11 Inability to Determine Euro-Rate.

(a) If the Administrative Agent (or any Purchaser) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally (i) deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, (ii) adequate means do not exist for ascertaining the Euro-Rate for such Yield Period or (iii) the Euro-Rate does not accurately reflect the cost to any Purchaser (as determined by the related Purchaser) of maintaining any Portion of Capital during such Yield Period, then the Administrative Agent shall give notice thereof to the Seller. Thereafter, until the Administrative Agent or such Purchaser notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded by the affected Purchaser(s) at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded by the affected Purchaser(s) at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Yield Period, be converted to the Alternate Rate determined by reference to the Base Rate.

(b) If, on or before the first day of any Yield Period, the Administrative Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Euro-Rate, the Administrative Agent shall notify the Seller thereof. Upon receipt of such notice, until the Administrative Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital in respect of such Affected Person shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period if such Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day.

Section 1.12 Letters of Credit.

Subject to the terms and conditions hereof, the LC Bank shall issue or cause the Issuance of Letters of Credit at the direction of the Seller (and, if applicable, on behalf of any Originator, Armstrong or other Affiliate of Armstrong in favor of such beneficiaries as such Person may elect); provided, however, that the LC Bank will not be required to issue or cause the Issuance of any Letters of Credit in the event that, after giving effect to such Issuance, (x) the sum of the Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit, or (y) the Purchaser’s Interest would exceed 100%.  All amounts drawn upon Letters of Credit shall accrue Discount.  The LC Participation Amount shall not accrue Discount.

Section 1.13 Issuance of Letters of Credit.

(a) In the case of the Initial Letter of Credit, the Seller shall be deemed to have requested the Issuance of the Initial Letter of Credit without any further action on the Closing Date, and, subject to Section 1.17(b) and the other terms hereof, the LC Bank shall cause such Issuance on the date of the issuance of the Jackson County Bonds.  In the case of any subsequent Letter of Credit, the Seller may request that the LC Bank issue a Letter of Credit by delivering to the Administrative Agent, at or prior to 11:00 a.m., New York time, on the second Business Day prior to the date of such requested Issuance, (i) the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex G attached hereto, completed to the satisfaction of the Administrative Agent and the LC Bank, and (ii) a Purchase Notice, in the form of Annex B attached hereto, along with (iii) such other certificates, documents and other papers and information as the Administrative Agent may reasonably request.  The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrative Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things:

(i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein,

(ii) permit the LC Bank to give notice to the beneficiary of such Letter of Credit of the occurrence of any LC Wind-Down Event and instruct such beneficiary to draw the full available amount under such Letter of Credit within a period of time specified in such Letter of Credit, and

(iii) have an expiry date not later than seven (7) days prior to the Facility Termination Date the in effect.  Each Letter of Credit shall be subject either to (x) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank, or (y) the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c) The Administrative Agent shall promptly notify the LC Bank, at its address for notices hereunder, and each Related Committed Purchaser of the request by the Seller for a Letter of Credit hereunder, and shall provide the LC Bank with the Letter of Credit Application delivered to the Administrative Agent by the Seller pursuant to clause (a) above by the close of business on the day received, or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m., New York time, on such day, on the next Business Day.

Section 1.14 Requirements For Issuance of Letters of Credit.

(a) The Seller shall authorize and direct the LC Bank to name the Seller as the “Applicant” or “Account Party” of each Letter of Credit, provided, that any such Letter of Credit may indicate that it is issued “at the request of” any Originator or Affiliate of an Originator designated by the Seller.

(b) In the case of any Letter of Credit that by its terms (i) is subject to reinstatement or (ii) may be automatically extended on the failure of the related LC Bank to provide specific notice or instruction not to so extend, any such reinstatement or extension shall be deemed an Issuance hereunder, and shall accordingly be subject to the satisfaction of the conditions precedent set forth in Section 1.12, Section 2 of Exhibit II (other than clause 2(a)) and any other provisions herein governing the Issuance of Letters of Credit.  The LC Bank shall not enter into a Letter of Credit described in the previous sentence unless such Letter of Credit permits the LC Bank to refuse to (i) reinstate such Letter of Credit if any of the conditions precedent to an Issuance of a Letter of Credit hereunder are not met at the time of such reinstatement, or (ii) extend such Letter of Credit if any of the conditions precedent to an Issuance of a Letter of Credit hereunder are not met on the date of such extension or such extension would cause the expiry date of such Letter of Credit to be later than seven (7) days prior to the Facility Termination Date in effect on the date of such extension.  In the event that LC Bank refuses to reinstate or extend a Letter of Credit pursuant to this clause (b), the LC Bank shall be entitled to provide any notices of such decision as set forth in such Letter of Credit, and to instruct the beneficiary to draw on such Letter of Credit to the extent set forth in such Letter of Credit.

Section 1.15 Disbursements, Reimbursement.

(a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent, each Related Committed Purchaser and the Seller of such request.  Provided that it shall have received such notice, the Seller shall reimburse the LC Bank at or prior to 11:00 a.m., New York time, on the date that such drawing occurs (each such date, a “Drawing Date”) in an amount equal to the amount paid by the LC Bank under such Letter of Credit in respect of such drawing (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”).  The Seller shall be entitled to direct the Administrative Agent to apply any funds on deposit in the LC Collateral Account to satisfy its Reimbursement Obligation pursuant to this clause (a).  The failure of the Seller to satisfy a Reimbursement Obligation at or prior to the time specified above shall not give rise to a Termination Event hereunder, provided, that in the event of such failure, the Seller shall have an absolute obligation, secured by all of the Pool Assets, to reimburse each Related Committed Purchaser that makes a Participation Advance to the LC Bank as set forth in clause (c) below.

(b) In the event the Seller fails to satisfy any Reimbursement Obligation at or prior to 11:00 a.m., New York time, on the Drawing Date, the LC Bank promptly will notify each Purchaser thereof, and the Seller shall be deemed to have requested that a Reimbursement Purchase be made by the Conduit Purchaser or Related Committed Purchasers, as applicable, pursuant to Section 1.1(c), to be disbursed on the Drawing Date under such Letter of Credit, subject to the satisfaction of the applicable conditions set forth in Exhibit II.  Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Upon the receipt of any notice given pursuant to this clause (b), the Conduit Purchaser (or the Administrative Agent on its behalf) or the Related Committed Purchasers, as applicable, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the LC Bank in immediately available funds an amount equal to its Commitment Percentage of the amount of the unpaid Reimbursement Obligation, whereupon the Conduit Purchaser or Related Committed Purchasers, as applicable, shall be deemed to have made a Reimbursement Purchase in that amount.

(c) If, because the conditions precedent for Purchases set forth in Exhibit II are not met or for any other reason, neither the Conduit Purchaser nor the Related Committed Purchasers make the Reimbursement Purchase pursuant to clause (b),  the LC Bank will promptly notify each Related Committed Purchaser of such failure.  Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Upon the receipt of any notice given pursuant to this clause (c), each Related Committed Purchaser shall make an advance (a “Participation Advance”) in exchange for a participation interest in the related Letter of Credit by making available to the LC Bank an amount in immediately available funds equal to its Commitment Percentage multiplied by the amount of such drawing.  Each Related Committed Purchaser’s Commitment to make Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled; and (C) all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Upon the funding of a Participation Advance by any Related Committed Purchaser, the Seller shall have an obligation to reimburse the Related Committed Purchaser for the amount of such Advance, plus any accrued Discount as set forth herein, and the Seller’s obligation to reimburse the LC Bank shall be correspondingly reduced by the amount of such Participation Advance.

Section 1.16 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller in reimbursement of any draws under a Letter of Credit with respect to which any Related Committed Purchaser has made a Participation Advance to the LC Bank, the LC Bank will pay to each Related Committed Purchaser its ratable allocation of such funds (based on the outstanding Capital of such Related Committed Purchasers and the LC Bank), in the same funds as those received by the LC Bank; it being understood that the LC Bank shall retain a ratable amount of such funds that were not the subject of any Participation Advance in respect of such Letter of Credit by any Related Committed Purchaser.

(b) If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Related Committed Purchaser shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Commitment Percentage of any amounts so returned by the LC Bank pursuant to clause (a) above, plus interest at the Federal Funds Rate.

Section 1.17 Documentation.

(a) The Seller agrees to be bound by the terms of the Letter of Credit Application, by the LC Bank’s reasonable interpretations of any Letter of Credit issued for the Seller, and by the LC Bank’s written regulations and customary practices relating to letters of credit, notwithstanding that the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto, other than in the case of gross negligence or willful misconduct by the LC Bank.

      (b) Notwithstanding any other provision herein or in any other Transaction Document, the LC Bank shall be under no obligation to issue any Letter of Credit that the Seller has requested be issued in a form to which the LC Bank has not agreed in good faith and in its sole discretion.

Section 1.18 Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit, and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth (the delivery of such documents and the satisfaction of such conditions precedent, the “Applicable Conditions”).  Notwithstanding anything to the contrary herein or in any other Transaction Document, there shall be no conditions precedent to any such drawing other than the Applicable Conditions.

Section 1.19 Nature of Participation and Reimbursement Obligations.

Notwithstanding anything to the contrary herein or in any other Transaction Document, each Related Committed Purchaser’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank (or to reimburse any Purchaser that reimburses the LC Bank) upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including without limitation the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Related Committed Purchaser may have against the LC Bank, the Administrative Agent, any other Purchaser, the Seller or any other Person for any reason whatsoever;

(ii) the failure of the Seller or any other Person to comply with any conditions set forth in this Agreement, including without limitation the conditions for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by the Seller, the LC Bank or any Related Committed Purchaser against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the LC Bank or any Related Committed Purchaser may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any Related Committed Purchaser, any other Purchaser or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(x) any breach of this Agreement or any Transaction Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(xii) the fact that a Termination Event or an Incipient Termination Event shall have occurred and be continuing;

(xiii) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.20 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.21 Source of Funds.

All payments made by the LC Bank pursuant to any Letter of Credit shall be made from funds of the LC Bank, and not from the funds of any other Person.

Section 1.22 Indemnity.

In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Related Committed Purchaser and any of the LC Bank’s Affiliates that have issued a Letter of Credit (provided, that the Issuance of a Letter of Credit by an Affiliate of the LC Bank shall not limit the obligations of the LC Bank hereunder) from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) that the Administrative Agent, the LC Bank, any Related Committed Purchaser or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the Issuance of any Letter of Credit, unless resulting from (a) the gross negligence or willful misconduct of the party to be indemnified or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.23 Liability for Acts and Omissions.

As between the Seller, on the one hand, and the Administrative Agent, the LC Bank and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank or any Purchaser shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an Issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank and the Purchasers, including any Governmental Acts; and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Administrative Agent, the LC Bank, the Purchasers or their respective Affiliates be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank and the Purchasers and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”), and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the LC Bank under any resulting liability to the Seller, any Related Committed Purchaser or any other Person, unless such LC Bank shall have acted with gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction,.

Section 1.24 Termination of Commitments.

(a) The Seller may advise the Administrative Agent in writing of its desire to extend the Scheduled Commitment Termination Date with respect to any Related Committed Purchaser, provided such request is made not less than 90 days prior to the then-current Scheduled Commitment Termination Date with respect to such Purchaser.  Each Purchaser may accept or decline such a request in its sole discretion and on such terms as it may elect, and other than as set forth in clause (c), the failure of one or more Purchasers to accept the Seller’s request to extend the Scheduled Commitment Termination Date shall not affect the right of the other Purchasers to accept such request.  The Administrative Agent shall notify each Purchaser of each other Purchaser’s decision to extend or not extend the Scheduled Termination Date, such that each Purchaser shall be entitled to know the aggregate Commitment of the extending Purchasers prior to confirming its decision to extend or decline to extend under this Section 1.24.

(b) In the event that any Purchasers are agreeable to such extension, the Administrative Agent shall so notify the Seller in writing not less than 60 days prior to the then-current Scheduled Commitment Termination Date of such extending Purchasers, and the Seller, the Administrative Agent and such extending Purchasers shall enter into such documents as such parties may deem necessary or appropriate to reflect such extension.  All reasonable costs and expenses incurred by the accepting Purchasers and the Administrative Agent in connection with such extension (including reasonable Attorneys’ Costs) shall be paid by the Seller.

In the event any Purchaser declines the request for such extension, such Exiting Purchaser shall so notify the Administrative Agent and the Administrative Agent shall so notify the Seller of such determination; provided, a Purchaser shall be deemed to have refused to grant the requested extension in the event the Administrative Agent fails to affirmatively notify the Seller, in writing, of such Purchaser’s agreement to accept the requested extension.

(c) If any such Purchaser does not accept such extension request, then the Purchase Limit shall be reduced by an amount equal to the Commitment of each Exiting Purchaser, and each extending Purchaser’s Commitment Percentage shall be recalculated, effective as of the Scheduled Commitment Termination Date of the Exiting Purchasers, giving effect to the removal of such Exiting Purchaser’s from such calculation.

On the Scheduled Commitment Termination Date with respect to any Purchaser, in the event that the aggregate Commitment of the extending Purchasers is less than the sum of (i) the aggregate Capital plus (ii) the LC Participation Amount, then notwithstanding that any Purchaser wishes to extend its Commitment hereunder, the Scheduled Facility Termination Date for each Purchaser shall occur on the date previously set therefor without giving effect to any extension thereof pursuant to this Section 1.24.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants.  Each of the Seller, the Performance Guarantor and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2 Termination Events.  If any of the Termination Events set forth in Exhibit V shall occur, the Administrative Agent may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that the Facility Termination Date shall occur automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of Exhibit V. Upon the occurrence of the Facility Termination Date, the Administrative Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

Section 2.3 LC Wind-Down Events.  If any LC Wind-Down Event shall occur, the LC Bank shall be entitled to provide any notices of such occurrence as set forth in any Letter of Credit then in effect, and to instruct the related beneficiary to draw on such Letter of Credit.

Section 2.4 Seller’s Rights upon Termination.  Upon the first date occurring after the Facility Termination Date when the Aggregate Capital and Aggregate Discount and all other amounts due and owing from the Seller to the Purchasers, the Administrative Agent, the Servicer and each other Affected Person under this Agreement and each of the other Transaction Documents shall have been paid in full, the Administrative Agent (on behalf of the Purchasers) shall release, assign and convey, as applicable, to the Seller or its designee, without representation or warranty, but free and clear of any Adverse Claims, all right, title and interest in the Pool Receivables, as applicable, and all other Pool Assets.  The Administrative Agent, at the expense of the Seller, shall authorize, execute and deliver, as applicable, proper financing statements and all other instruments and documents as are prepared and requested by the Seller which are necessary to vest in the Seller all right, title and interest in the Pool Receivables and other Pool Assets free and clear of any Adverse Claim.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnities by the Seller.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-tax basis, the Administrative Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, taxes, and related costs and expenses (including Attorney Costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby, the use of proceeds of purchases or reinvestments, or the acquisition of any portion of the Purchaser’s Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrative Agent as attorney-in-fact for the Seller or any Originator hereunder or under any other Transaction Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to any Originator, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts include taxes imposed or based on, or measured by, the gross or net income or receipts of such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized (or any political subdivision thereof); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.  Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party for Indemnified Amounts (including losses in respect of uncollectible Receivables, regardless, for purposes of these specific matters, whether reimbursement therefor would constitute recourse to the Seller) relating to or resulting from:

(i) the failure of any Pool Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in any Servicer Report to be true and correct, or the failure of any other information provided to any Purchaser or the Administrative Agent with respect to the Pool Receivables or this Agreement to be true and correct

(ii) the failure of any representation or warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any other Transaction Document any Servicer Report or any other information or report delivered by or on behalf of the Seller pursuant hereto to have been true and correct as of the date made or deemed made in all respects;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or related Contract with any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Administrative Agent, for the benefit of the Purchasers, (A) a valid and enforceable perfected undivided percentage ownership interest, to the extent of the Purchaser’s Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) a first-priority perfected security interest in the Pool Receivables and the other related property conveyed hereunder, free and clear of any Adverse Claim;

(v) any commingling of funds to which the Administrative Agent or any Purchaser is entitled hereunder with any other funds prior to any distribution pursuant to this Agreement;

(vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any subsequent time;

(vii) any failure of a Lock-Box Bank or Collection Account Bank to comply with the terms of the applicable Lock-Box Agreement, Collection Account Agreement or Intercreditor Agreement;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or relating to collection activities (if such collection activities were performed by the Seller or any of its Affiliates acting as the Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates) with respect to such Receivable) or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix) any failure of the Seller (or the Servicer), to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

(x) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of interests in the Pool Receivables or the Related Security or Contract with respect to any Pool Receivable;

(xii) any action taken by the Administrative Agent as attorney-in-fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xiii) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xiv) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 3.2 Indemnities by the Servicer.  Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in a Servicer Report to be true and correct in any material respect, or the failure of any other information provided to such Indemnified Party in connection with this Agreement and the other Transaction Documents by, or on behalf of, the Servicer to be true and correct in any material respect, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct in all material respects as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities of the Servicer with respect to such Receivable, (e) the commingling of Collections at any time with any other funds, or (f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party; provided, that in no event shall the Servicer be required to indemnify any Indemnified Party in respect of Indemnified Amounts resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification; and provided, further, that no Indemnified Party shall be entitled to be indemnified for the same Indemnified Amounts by each of the Seller and the Servicer.  Indemnification pursuant to this Section shall be payable directly by the Servicer and shall not be payable from the Pool Receivables or the other Pool Assets.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrative Agent gives notice to Armstrong (in accordance with this Section 4.1) of the designation of a new Servicer, Armstrong is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuation of a Termination Event, the Administrative Agent may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed Armstrong or any successor Servicer, on the condition in each case that any such Person so designated shall have agreed in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof and under the terms of the Intercreditor Agreement.

(b) Upon the designation of a successor Servicer as set forth in clause (a), Armstrong (or any successor Servicer being terminated) agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Armstrong (or any successor Servicer being terminated) shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and taking all commercially reasonable steps to transfer to the new Servicer all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) Armstrong acknowledges that, in making their decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on Armstrong’s agreement to act as Servicer hereunder. Accordingly, Armstrong agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in connection with each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for such performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Affiliate of Armstrong, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.

Section 4.2 Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to service, administer and collect each Pool Receivable (i) in accordance with this Agreement and all applicable laws, rules and regulations, (ii) with reasonable care and diligence, and (iii) in accordance with the Credit and Collection Policies (to the extent consistent with Applicable Law). The Servicer shall set aside, for the account of each Purchaser, the amount of the Collections to which each such Purchaser is entitled in accordance with Article I.  The Servicer may extend or adjust the terms or Maturity of any Pool Receivable as set forth in clause 2(g) of Exhibit IV; provided, however, that, for purposes of this Agreement, (i) such action shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, and (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Administrative Agent or any Purchaser under this Agreement with respect to such Pool Receivable.  The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrative Agent (individually and for the benefit of each Purchaser) all records and documents (including computer tapes or disks) with respect to each Pool Receivable.  Notwithstanding anything to the contrary contained herein, the Administrative Agent may direct the Servicer (whether the Servicer is Armstrong or any other Person) (x) during the occurrence of a Termination Event, to commence or settle any legal action, and (y) at any other time (including, for the avoidance of doubt, during the occurrence of an Incipient Termination Event that is not a Termination Event), to take any commercially reasonable action, in each case to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections.  The Servicer, if other than Armstrong or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the latest of: (i) the Facility Termination Date, (ii) the date on which no Capital or Discount in respect of the Purchaser’s Interest shall be outstanding, (iii) the date the LC Participation Adjusted Amount is reduced to zero and (iv) the date on which all other amounts required to be paid to each Purchaser, the Administrative Agent and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3 Account Arrangements.

(a) Prior to the Closing Date, the Seller shall have entered into (i) Lock-Box Agreements with all of the Lock-Box Banks, (ii) the Intercreditor Agreement, and (iii) a Collection Account Agreement with all of the Collection Account Banks, and delivered original counterparts of each to the Administrative Agent.  Each of the Lock-Box Accounts and the Collection Accounts shall be used for the purpose of receiving Collections as described herein and in the other Transaction Documents.  During the continuation of a Termination Event or Incipient Termination Event, the Administrative Agent may, with the consent of the Majority Purchasers, or shall, upon the direction of the Majority Purchasers, at any time thereafter provide a Stop Transfer Notice (as defined in the Intercreditor Agreement) to each Lock-Box Bank and provide notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Collection Account Agreements, as the case may be, to do any or all of the following, in accordance with the Intercreditor Agreement: (a) to exercise exclusive dominion and control over the funds deposited in the Lock-Box Accounts and/or the Collection Accounts, (b) to have the proceeds of the Pool Receivables that are sent to the respective Lock-Box Accounts allocated in accordance with the Intercreditor Agreement pursuant to the Administrative Agent’s instructions rather than deposited in the Collection Accounts and, and/or to have the proceeds that are sent to the Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than transferred to the Servicer, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement, Intercreditor Agreement and Collection Account Agreement.  The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller and the Servicer hereby further agree to take any other action that the Administrative Agent may reasonably request to transfer such control.  Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.  The parties hereto hereby acknowledge and agree that if at any time the Administrative Agent exercises its right to take control of any Lock-Box Account and/or any Collection Account, as the case may be, the Administrative Agent (i) shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrative Agent, any Purchaser, any Indemnified Party or any other Affected Person hereunder, and (ii) shall distribute or cause to be distributed such funds in accordance with Article I (as if such funds were held by the Servicer thereunder).

(b) Other than during the continuation of a Termination Event or Incipient Termination Event, all funds in a Collection Account during any Settlement Period may be invested, by or at the direction of the Servicer, in Permitted Investments, so long as (i) either (A) such Permitted Investments are credited to a “securities account” (as defined in the applicable UCC) over which the Administrative Agent (for the benefit of the Purchasers) shall have a first priority perfected security interest, (B) such Permitted Investments are purchased in the name of the Administrative Agent (for the benefit of the Purchasers) or (C) such Permitted Investments are held in another manner sufficient to establish the Administrative Agent’s first priority perfected security interest over such Permitted Investments and (ii) such Permitted Investments are scheduled to mature prior to the Settlement Date relating to the Settlement Period in which such investments were made.  All income and gain or loss realized from any such investment shall be credited or debited (as applicable) to the applicable Collection Account.  The Administrative Agent shall have no obligation to reimburse any Collection Account for any losses realized by reason of such investments.

Section 4.4 Enforcement Rights.

(a) At any time following the occurrence and during the continuation of a Termination Event, the Administrative Agent may:

(i) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee,

(ii) instruct the Seller or the Servicer to give notice of the Purchaser’s Interest and the Purchasers’ security interest in the Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of such Purchasers), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors,

(iii) request the Servicer to, and upon such request the Servicer shall, (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and take commercially reasonable action to transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Purchasers) at a place selected by the Administrative Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee, in each case in accordance with the Intercreditor Agreement, and

(iv) collect any amounts due from any Originator under the Sale Agreement.

(b) The Seller hereby authorizes the Administrative Agent (on behalf of each Purchaser), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, after the occurrence and during the continuation of a Termination Event to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrative Agent, to collect any and all amounts or portions thereof due under any and all Pool Assets, including indorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5 Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Administrative Agent or any of the Purchasers shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer or Armstrong hereunder or under any other Transaction Document or under the related Contracts or the obligations of any Originator under the Sale Agreement or any other Transaction Document or under the related Contracts.

(b) Armstrong hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Armstrong shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Armstrong conducted such data-processing functions while it acted as the Servicer; provided, that the reasonable costs and expenses of such data-processing functions shall be borne by the successor Servicer out of the Servicing Fee.

Section 4.6 Servicing Fee.

(a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to the Servicing Fee Rate multiplied by the daily average aggregate Outstanding Balance of the Pool Receivables during the applicable month to which such Servicing Fee relates, which shall be payable monthly in arrears.  The Servicing Fee shall be paid through the distributions contemplated by Section 1.4(d).

(b) If the Servicer ceases to be Armstrong or an Affiliate thereof, the servicing fee shall be the greater of (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

Section 4.7 Annual Servicing Report of Independent Public Accountants.  In addition to and without limiting any reports required to be provided by it in Exhibit IV hereto, at the request of the Administrative Agent (made no more than once in each calendar year), the Servicer shall cause a firm approved by the Administrative Agent (who may also render other services to the Servicer or the Seller) to furnish a report (addressed to the Administrative Agent) to the Administrative Agent and each Purchaser, to the effect that:

(i) they have examined certain documents and records relating to the servicing of Receivables under the Agreement, and compared the information contained in the Servicer Reports (delivered pursuant to Section 2(a)(iii) of Exhibit IV to the Agreement) during the period covered by such report with such documents and records, and that, on the basis of such examination, such firm is of the opinion that the servicing has been conducted in compliance with the terms and conditions as set forth in this Article IV, and

(ii) that they have compared the mathematical calculations of each amount set forth in the Servicer Reports (delivered pursuant to Section 2(a)(iii) of Exhibit IV to the Agreement) during the period covered by such report with the Servicer’s computer records that were the source of such amounts, and that, on the basis of such comparison, such firm is of the opinion that such amounts are in agreement, in each case except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statements.

ARTICLE V

THE AGENTS

Section 5.1 Appointment and Authorization.  (a)  Each Purchaser hereby irrevocably designates and appoints Crédit Agricole Corporate and Investment Bank as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto.  The Administrative Agent shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchaser’s Interest.  The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent.  The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer.  Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Administrative Agent and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which the Administrative Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns.

Section 5.2 Delegation of Duties.  The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3 Exculpatory Provisions.  None of the Administrative Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers and (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Administrative Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II.  The Administrative Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.

Section 5.4 Reliance by Agents.  (a)  The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected with reasonable care by the Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers, and assurance of its indemnification, as it deems appropriate.

(b) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrative Agent.

Section 5.5 Notice of Termination Events.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Incipient Termination Event unless such Administrative Agent has received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or Incipient Termination Event has occurred hereunder and describing such Termination Event or Incipient Termination Event.  In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser.  The Administrative Agent shall take such action concerning a Termination Event or Incipient Termination Event as may be directed by the Majority Purchasers unless such action otherwise requires the consent of all Purchasers, the LC Bank and/or all Related Committed Purchasers, but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers.

Section 5.6 Non-Reliance on Administrative Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller, Armstrong, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent.  Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Armstrong, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, Armstrong, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7 Administrative Agents and Affiliates.  Each of the Purchasers and the Administrative Agent and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Armstrong, the Servicer or any Originator or any of their Affiliates.  With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

Section 5.8 Indemnification.  Each Related Committed Purchaser agrees to indemnify and hold harmless the Administrative Agent (solely in its capacity as Administrative Agent) and the LC Bank and their respective officers, directors, employees, representatives and agents, ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent, the LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent, the LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction), in each case to the extent not reimbursed by the Seller, the Servicer or any Originator in accordance with the terms hereof (it being understood that such indemnification by the Related Committed Purchasers shall not relieve the Seller, the Servicer or any Originator of any of its indemnification obligations hereunder).  Without limiting the generality of the foregoing, each Related Committed Purchaser agrees to reimburse the Administrative Agent and the LC Bank, ratably according to their Commitment Percentages, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement.

Section 5.9 Successor Administrative Agent.  The Administrative Agent may, upon at least five (5) days’ notice to the Seller and each Purchaser, resign as Administrative Agent.  Such resignation shall not become effective until a successor Administrative Agent, appointed by the Majority Purchasers, shall have agreed in writing to perform the duties and obligations of the Administrative Agent pursuant to the terms hereof.  Upon such agreement, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Administrative Agent’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required by the Conduit Purchaser’s commercial paper program, no such amendment that is material (including, for the avoidance of doubt, any addition to the list of Special Obligors on Annex V) shall be effective until the applicable Rating Agencies for the Conduit Purchaser have notified the Administrative Agent, in writing, that such action will not result in a reduction or withdrawal of such Rating Agencies’ ratings on the Conduit Purchaser’s Notes; provided, further, that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrative Agent or any Purchaser pursuant to the Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s Commitment Percentage of the Purchaser’s Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchasers” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “91-Day Receivables Percentage,” “Aged Receivables Ratio,” “Average Dilution Ratio,” “Combined Reserve,” “Cross-Aged Obligor,” “Days’ Sales Outstanding,” “Default Ratio,” “Delinquency Ratio,” “Dilution,” “Dilution Horizon Factor,” “Dilution Ratio,” “Dilution Reserve Percentage,” “Dilution Spike,” “Dilution Volatility,” “Direct-Pay LC Reserve,” “Eligible Obligor,” “Eligible Receivable,” “Fee Reserve,” “Loss Ratio,” “Loss Horizon Factor,” “Loss Ratio,” “Loss Reserve Floor Percentage,” “Loss Reserve Percentage,” “Maximum Bond Rate,” “Outstanding Bond Balance,” “Servicing Fee Reserve Percentage,” “Special Concentration Limit,” “Stress Factor,” “Termination Event,” “Three Month Aged Receivables Ratio,” “Three Month Default Ratio,” “Three Month Delinquency Ratio,” “Three Month Dilution Ratio,” “Yield Reserve” or “Yield Reserve Percentage,” (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of any such Purchaser hereunder. No failure on the part of the Purchasers or the Administrative Agent to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2 Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and be personally delivered or sent to the intended party by facsimile, email or overnight mail to the mailing or email address or facsimile number, as applicable, set forth under its name on the signature pages hereof (or in any other Assumption Agreement or Transfer Supplement pursuant to which it became a party hereto), or to such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrative Agent and the LC Bank.  Each of the Related Committed Purchasers, with the prior written consent of the Administrative Agent, the LC Bank, the Servicer and the Seller (such consent not to be unreasonably withheld, conditioned or delayed), may assign any of its interests, rights and obligations hereunder to an Eligible Assignee; provided, that (i) the Commitment amount to be assigned by any such Related Committed Purchaser hereunder shall not be less than $50,000,000 and (ii) prior to the effective date of any such assignment, the assignee and assignor shall have executed and delivered to the Administrative Agent and the LC Bank an assignment and acceptance agreement in form and substance satisfactory to the Administrative Agent and the LC Bank. Upon the effectiveness of any such permitted assignment, (i) the assignee thereunder shall, to the extent of the interests assigned to it, be entitled to the interests, rights and obligations of a Related Committed Purchaser under this Agreement and (ii) the assigning Related Committed Purchaser shall, to the extent of the interest assigned, be released from any further obligations under this Agreement.

(b) Participations.

(i) Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (including any Conduit) (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(ii) Notwithstanding anything contained in clause (a) or subclause (b)(i) of this Section 6.3, each of the LC Bank and each Related Committed Purchaser may sell participations in all or any part of any Purchase made by such Related Committed Purchaser to a Participant so long as (i) no such grant of a participation shall, without the consent of the Seller, require the Seller to file a registration statement with the SEC and (ii) no holder of any such participation shall be entitled to require such Related Committed Purchaser to take or omit to take any action hereunder except that such Related Committed Purchaser may agree with such participant that, without such Participant’s consent, such Related Committed Purchaser will not consent to an amendment, modification or waiver referred to in clauses (A) through (H) of Section 6.1.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.

Any such Participant shall not have any rights hereunder or under the Transaction Documents except that such Participant shall have rights under Sections 1.7, 1.8, 1.9 and 1.10 hereunder as if it were a Related Committed Purchaser; provided that no such Participant shall be entitled to receive any payment pursuant to such sections which is greater in amount than the payment which the transferor Related Committed Purchaser would have otherwise been entitled to receive in respect of the participation interest so sold.

In addition, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights (including, without limitation), rights to payment of Capital and Yield) under this Agreement to secure the obligations of such Purchaser to any Federal Reserve Bank, in each case without notice to or consent of the Seller or the Administrative Agent; provided, that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledge or assignee for such Purchaser as a party hereto.

(c) Assignments by Certain Related Committed Purchasers.  Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), who is reasonably acceptable to the Administrative Agent and the Seller, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex E with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, the Administrative Agent and the Seller, provided, that the consent of the Seller shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the consent of the Seller shall not be required if:

(i) a Termination Event or Incipient Termination Event has occurred and is continuing, or

(ii) if the assignment is made by a Related Committed Purchaser to (1) the Administrative Agent, (2) any other Related Committed Purchaser, (3) an Affiliate of the Administrative Agent or any Related Committed Purchaser, or (4) any Program Support Provider.

Additionally, any Purchaser hereunder may assign any funded portion of its Commitment, without the consent of the Seller, to (1) the Administrative Agent, (2) any other Related Committed Purchaser, (3) an Affiliate of the Administrative Agent or any Related Committed Purchaser, (4) any commercial paper conduit or similar financing vehicle sponsored or administered by such Purchaser and for whom such Purchaser acts as a program support provider or through which (directly or indirectly) such Purchaser does or may fund Purchases hereunder (each, a “Conduit”), or (5) any Program Support Provider.

Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, the Servicer and the Administrative Agent and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed-upon purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto.  The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor.  The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment, and shall not otherwise be considered an amendment of this Agreement.

(d) Assignments to Liquidity Providers and other Program Support Providers.  The Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchaser’s Interest.  The Seller agrees that each Liquidity Bank and Program Support Provider hereunder shall be entitled to the benefits of Section 1.7.  Such Conduit Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Administrative Agent shall continue to deal solely and directly with such Conduit Purchaser in connection with such Conduit Purchaser’s rights and obligations hereunder.

(e) Other Assignment by Conduit Purchaser.  Without limiting the right of the Conduit Purchaser to sell or grant interests or participations to its Liquidity Providers and Program Support Providers as described in clause (d), above, each party hereto agrees and consents to (i) the Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchaser’s Interest (or portion thereof), including without limitation to any collateral agent in connection with a commercial paper program, and (ii) the complete assignment by the Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment the Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that the Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights pursuant to this clause (e) unless the assignee (x) is a Conduit or (y) (i) has as its Liquidity Bank any Liquidity Bank of the assigning Conduit Purchaser and (ii) is in the business or funding assets through the issuance (directly or indirectly) of commercial paper notes.  Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchaser’s Interest to its assignee.  Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchaser’s Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder.  Upon the assignment of any portion of its interest in the Purchaser’s Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller and the assignee shall have agreed upon a different Discount).  No assignment by any Conduit Purchaser of all or any portion of its Purchaser’s Interest shall in any way diminish the obligation of its Related Committed Purchasers under Section 1.1 to fund any Purchase not funded by such Conduit Purchaser or the assignee Conduit Purchaser.

(f) Register.  The Seller hereby designates the Administrative Agent to serve as the Seller’s agent, solely for the purpose of this clause (f), to maintain a register (the “Register”) on which the Administrative Agent will record any interests in the Receivables Pool held by any Affected Person or Participant.  The Register shall include the respective commitments, participation of each party in the Receivables Pool and each repayment in respect of the Receivables Pool, and annexed to which the Administrative Agent shall retain a copy of any Transfer Supplement delivered to the Administrative Agent pursuant to this clause (f).  Failure to make any recordation, or any error in such recordation, shall not affect the Seller’s obligations in respect of the Transaction Documents.  The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Administrative Agent upon notice or discovery thereof), and the Seller, the Administrative Agent and each other party to the transaction (including any assignees and Participants) shall treat each person in whose name an interest in the Receivables Pool is registered as the owner thereof for all purposes of the Transaction Documents, notwithstanding notice or any provision herein to the contrary.

Section 6.4 Costs, Expenses and Taxes.

By way of clarification, and not of limitation, of Sections 1.7 or 3.1, the Seller shall pay to the Administrative Agent, for its own account and for the account of each Purchaser, on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents and other documents to be delivered hereunder or thereunder, (ii) the perfection (and continuation) of the Administrative Agent’s rights in the Receivables, Collections and other Pool Assets, (iii) the enforcement by the Administrative Agent or the Purchasers of the obligations of the Seller, the Servicer or the Originators under the Transaction Documents or of any Obligor under a Receivable, and (iv) the maintenance by the Administrative Agent of the Lock-Box Accounts (and any related lock-box or post office box) and the Collection Accounts, including reasonable fees, costs and expenses of legal counsel for the Administrative Agent relating to any of the foregoing or to advising the Administrative Agent, any Purchaser any Liquidity Provider or any other Program Support Provider about its rights and remedies under any Transaction Document or any related Funding Document and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Administrative Agent and any Purchaser in connection with the enforcement of the Transaction Documents or any Funding Document and in connection with the administration of the Transaction Documents.  The Seller shall reimburse the Administrative Agent and each Purchaser for the cost of such Person’s auditors (which may be employees of such Person and/or auditors of the Seller) auditing the books, records and procedures of the Seller or the Servicer to the extent set forth in clause 1(e) of Exhibit IV.  The Seller shall reimburse the Conduit Purchaser for any amounts the Conduit Purchaser must pay to any Liquidity Provider or other Program Support Provider pursuant to any Funding Document on account of any tax; excluding, however, any net income taxes or franchise taxes based upon net income imposed on any such Person as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the other Transaction Documents or any Liquidity Agreement or Program Support Agreement executed in connection herewith or therewith, or from the interest conveyed hereunder or thereunder in the Receivables and other Pool Assets or in respect of any Contract).  The Seller shall reimburse the Conduit Purchaser on demand for all costs and expenses incurred by the Conduit Purchaser or any shareholder of the Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the costs of the Rating Agencies and reasonable fees and out-of-pocket expenses of counsel of the Administrative Agent or the Conduit Purchaser, or any shareholder, or administrator, of the Conduit Purchaser for advice relating to the Conduit Purchaser’s operation.  For the avoidance of doubt, no Purchaser or other Affected Person shall be entitled to indemnification pursuant to this Section 6.4 of any cost, expense or other amount for which such Purchaser has been compensated pursuant to any of Sections 1.7, 1.10, 3.1 or 3.2.

    Section 6.5 No Proceedings; Limitation on Payments.  (a) Each of the Seller, Armstrong, the Servicer, the Administrative Agent, the Purchasers, each assignee of the Purchaser’s Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchaser’s Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Insolvency Proceeding, for one year and one day after the date the latest maturing Note issued by such Conduit Purchaser is paid in full.  The provisions of this Section 6.5(a) shall survive any termination of this Agreement.

(b) Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit Purchaser shall not be obligated to pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) the Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) the Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing the Conduit Purchaser’s commercial paper program or (y) all Notes are paid in full.  Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless the provisions of clauses (i) and (ii) above are satisfied.  Any and all claims against the Conduit Purchaser under this Agreement shall be subordinate to the claims of the holders of the Notes or the Conduit Purchaser’s other obligations with respect to its commercial paper program.  The provisions of this Section 6.5(b) shall survive any termination of this Agreement.

(c) Notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, use any funds to pay any amount pursuant to this Agreement or any other Transaction Document unless the Company has received funds that may be used to make such payment.  Any amount that the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of the Seller for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied  The provisions of this Section 6.5(c) shall survive any termination of this Agreement.

Section 6.6 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7 Confidentiality.  Unless otherwise required by applicable law, rules, regulations or judicial process, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent, and (b) the Seller’s and the Servicer’s legal counsel and auditors.  Unless otherwise required by applicable law, rules, regulations or judicial process, the Administrative Agent and each the Purchasers agree to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts hereof and thereof) and any information obtained hereunder and thereunder regarding the Seller, the Servicer and the Originators, in communications with third parties and otherwise; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the party to which such information relates, (ii) legal counsel and auditors of the Purchasers or the Administrative Agent, (iii) if applicable, the rating agencies rating the Notes of the Conduit Purchaser, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agency placing the Notes and (vi) any regulatory authorities having jurisdiction over the Administrative Agent, any Purchaser, any Program Support Provider or any Liquidity Provider.

Section 6.8 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9 Survival of Termination.  The provisions of Sections 1.7, 1.8, 1.9, 1.10, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11 Sharing of Recoveries.  Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery.  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12 Right of Setoff.  Each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13 Entire Agreement.  This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14 Headings.  The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15 Purchasers’ Liabilities.  The obligations of each Purchaser and the Administrative Agent under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrative Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16 Limited Recourse.  Each party acknowledges and agrees that the Seller will be liable for the indebtedness and obligations set forth in this Agreement and the other Transaction Documents to the full extent (but only to the extent) that the Seller has assets available to pay such obligations.  For the purposes of this Section 6.16, the assets of the Seller shall include (i) any and all cash, Permitted Investments or other securities, whether certificated or uncertificated, held by or registered in the name of the Seller, (ii) all of the Seller’s rights under the Transaction Documents (including its rights as against the Originators and Armstrong in its various capacities under the Sale Agreement), (iii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing, and (iv) to the extent not captured in (i), (ii) or (iii) above, the Pool Assets.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY  LLC, as Seller

By: __________________________________________
Name: Mark A. Telymonde
Title:   Assistant Treasurer

Address:          c/o Armstrong World Industries, Inc.
2500 Columbia Ave
Lancaster, PA 17603

Attention:        Mark A. Telymonde
Telephone:       (717) 396-3306
Facsimile:          (717) 396-6136

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ARMSTRONG WORLD INDUSTRIES, INC.,
as Servicer and Performance Guarantor

By:__________________________________________
Name:  Thomas J. Waters
Title:    Vice-President and Treasurer

Address:          Armstrong World Industries, Inc.
2500 Columbia Ave
Lancaster, PA 17603

Attention:        Mark A. Telymonde
Telephone:       (717) 396-3306
Facsimile:          (717) 396-6136

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ATLANTIC ASSET SECURITIZATION LLC,
                         as  Conduit Purchaser

By:______________________________________
Name:____________________________________
Title:_____________________________________

By:______________________________________
Name:____________________________________
Title:_____________________________________

                         Address:               c/o Crédit Agricole Corporate and
Investment Bank
1301 Avenue of the Americas
New York, NY 10019

Attention:              Thomas Luccioni
Telephone:             (212) 261-3894
Facsimile:                (917) 849-5584

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CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK,
as a Related Committed Purchaser for Atlantic Asset Securitization LLC

By:______________________________________
Name:____________________________________
Title:_____________________________________

By:______________________________________
Name:____________________________________
Title:_____________________________________

Address:               1301 Avenue of the Americas
New York, NY 10019

Attention              Thomas Luccioni
Telephone:            (212) 261-3894
Facsimile:               (917) 849-5584

Commitment:  $100,000,000

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CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK,
as the LC Bank

By:______________________________________
Name:____________________________________
Title:_____________________________________

By:______________________________________
Name:____________________________________
Title:_____________________________________

Address:                1301 Avenue of the Americas
New York, NY 10019

Attention               Thomas Luccioni
Telephone:             (212) 261-3894
Facsimile:                (917) 849-5584

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CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK,
as Administrative Agent

By:______________________________________
Name:____________________________________
Title:_____________________________________

By:______________________________________
Name:____________________________________
Title:_____________________________________

                         Address:                1301 Avenue of the Americas
New York, NY 10019

Attention               Thomas Luccioni
Telephone:             (212) 261-3894
Facsimile:                (917) 849-5584

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